Rock of Ages FOR IMMEDIATE RELEASE	Company Contacts: Laura Plude, CFO (802) 476‑2208 www.RockofAges.com	Kurt Swenson Chairman (603) 225-8397

Rock of Ages Reports 2008 Results

BARRE, VERMONT, March 10, 2009 . . . Rock of Ages Corporation (NASDAQ:ROAC) today reported a net loss from continuing operations for 2008 of $2,054,000, or $0.28 per share, which included a $3,930,000 charge for the write-off of second-grade granite block inventory at its three export quarries, the result of increased ocean and inland freight rates and changing economic conditions, and a $1,348,000 write-down of the Company's former headquarters building that was taken out of service when the Company consolidated its offices in Barre.  Excluding these non-cash charges, income from continuing operations for 2008 would have been $3,224,000, or $0.43 per share.  For 2007, the loss from continuing operations was $1,332,000, or $0.18 per share, which included a non-cash impairment charge of $1,361,000 for the write-down of the Company's investment in a granite quarry in Europe.  Excluding this charge, income from continuing operations for 2007 would have been $29,000, or $0.00 per share.  Revenue for 2008 was $55,869,000 compared to revenue of $55,545,000 for 2007.

Chief Executive Officer Donald Labonte said that no additional inventory write-downs related to second-grade granite block inventory at its export quarries or the Company's former headquarters building are anticipated in the future.

For the fourth quarter of 2008, the loss from continuing operations was $2,677,000, or $0.36 per share.  Excluding the write-downs of inventory and the Company's former headquarters building, income from continuing operations would have been $2,601,000, or $0.35 per share. For the fourth quarter of 2007, the loss from continuing operations was $317,000, or $0.04 per share.  Excluding the non-cash impairment charge, income from continuing operations for the fourth quarter of 2007 would have been $1,044,000, or $0.14 per share. Revenue for the fourth quarter of 2008 was $16,560,000 compared to revenue of $17,791,000 for the fourth quarter of 2007.

A reconciliation of GAAP to non-GAAP financial measures is provided in the reconciliation table attached to this press release.

Rock of Ages generated approximately $2.2 million of cash from operations in 2008, and reduced its total debt by approximately $8 million during the year to $21.8 million at December 31, 2008 compared to $29.8 million at December 31, 2007.

"We achieved our primary operating goals for 2008," said Chief Executive Officer Donald Labonte.  "Despite a $3 million decrease in sales of higher-margin mausoleums in 2008 versus 2007 due to the recession (partially offset by sales of $2.5 million to formerly owned retail outlets), we delivered an 11% increase in divisional operating earnings (net of the inventory write-down), lowered unallocated corporate overhead by 30%, and reduced total interest expense by 45% compared to 2007.

"Looking forward, we remain focused on reducing operating costs and improving productivity in both our quarrying and manufacturing operations.  Planned capital spending this year will be below depreciation expense.  While the recession makes it difficult to project 2009 revenue, we expect meaningful additional debt reduction in 2009," Labonte said.

Rock of Ages Reports 2008 Results

March 10, 2009

Page Two

Balance Sheet Item

The decrease in shareholders' equity at December 31, 2008 compared to December 31, 2007 primarily reflected the decrease in the market value of pension assets during the year and the resulting increase in the unfunded pension liability of approximately $5.7 million.

Waiver of Financial Covenants

As a result of the non-cash charges, at December 31, 2008 the Company was not in compliance with certain covenants of its lending agreement with CIT.  The Company has obtained a waiver from CIT.  In connection with the wavier the Company's interest rate structure has been changed.  The prime election of the revolver and term loans of the credit agreement increased by 3% and 3.25%, respectively, and the Libor elections are increasing by 2% on the revolver and 2.25% on the term, with a Libor floor of 2%.

About Rock of Ages Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier and manufacturer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the challenge of successfully implementing our strategic plan intended to enhance our overall profitability; unanticipated overhead or other expenses; changes in demand for our products due to general economic conditions; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2007. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ROCK OF AGES CORPORATION
Consolidated Statements Of Operations
(In Thousands Except Per Share Amounts)(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net revenue
Quarry	$ 9,920	$ 10,183	$ 28,686	$ 29,292
Manufacturing	6,640	7,608	27,183	26,253
Total net revenue	16,560	17,791	55,869	55,545

Cost of goods sold
Quarry	6,643	7,318	21,333	22,889
Quarry inventory write-down	3,930	--	3,930	--
Manufacturing	4,670	5,439	19,715	18,036
Total cost of goods sold	15,243	12,757	44,978	40,925

Gross profit
Quarry	(653)	2,865	3,423	6,403
Manufacturing	1,970	2,169	7,468	8,217
Total gross profit	1,317	5,034	10,891	14,620

Selling, general and administrative expenses
Quarry	520	827	2,267	3,061
Manufacturing	1,325	1,172	4,383	4,214
Total SG&A expenses	1,845	1,999	6,650	7,275

Divisional operating income
Quarry	(1,173)	2,038	1,156	3,342
Manufacturing	645	997	3,085	4,003
Divisional operating income (loss)	(528)	3,035	4,241	7,345

Unallocated corporate overhead	637	1,437	3,636	5,187
Insurance recovery - quarry asset	--	--	--	(212)
Impairment of long-lived assets	1,348	1,361	1,348	1,361
Other (income) expense, net	(273)	62	(452)	(39)

Income (loss) from continuing operations before interest and taxes	(2,240)	175	(291)	1,048

Interest expense	322	413	1,368	1,844

Loss from continuing operations before income taxes	(2,562)	(238)	(1,659)	(796)

Income tax expense	115	79	395	536

Loss from continuing operations	(2,677)	(317)	(2,054)	(1,332)

Income (loss) from discontinued operations	--	797	(119)	1,358
Interest allocated to discontinued operations	--	(150)	(23)	(674)
Impairment charge on discontinued operations	--	(5,816)	--	(5,908)

Net loss	$ (2,677)	$ (5,486)	$ (2,196)	$ (6,556)

Per share information:
Net loss per share -basic and diluted
Loss from continuing operations	$ (0.36)	$ (0.04)	$ (0.28)	$ (0.18)
Loss from discontinued operations	--	(0.70)	(0.02)	(0.70)
Net loss per share	$ (0.36)	$ (0.74)	$ (0.30)	$ (0.88)

Weighted average number of common shares outstanding
Basic and diluted	7,416	7,416	7,416	7,416

ROCK OF AGES CORPORATION
Consolidated Balance Sheets
( in thousands, except share amounts) (Unaudited)

	December 31,
Assets	2008	2007
Current assets:
Cash and cash equivalents	$ 888	$ 1,961
Trade receivables, net	13,314	11,713
Inventories	16,839	21,680
Other current assets	1,561	1,867
Assets held for sale	477	--
Assets of discontinued operation	--	14,266
Total current assets	33,079	51,487

Property, plant and equipment, net	29,998	31,786
Cash surrender value of life insurance	132	186
Intangibles, net	571	383
Goodwill	387	387
Long-term investments	25	242
Other	250	174
Total assets	$ 64,442	$ 84,645

Liabilities and Stockholders' Equity
Current liabilities:
Borrowings under line of credit	$ 7,428	$ 10,498
Current installments of long-term debt	40	5,191
Current installments of retirement benefits	567	584
Trade payables	1,334	1,794
Accrued expenses	2,226	2,303
Customer deposits	454	747
Liabilities of discontinued operation	--	6,748
Total current liabilities	12,049	27,865

Long-term debt, excluding current installments	14,381	14,158
Salary continuation	5,382	5,531
Accrued pension cost	9,026	3,668
Deferred tax liabilities	27	55
Other	3,146	2,897
Total liabilities	44,011	54,174

Stockholders' equity:
Preferred stock $0.01 par value. authorized
2,500,000 shares; issued and outstanding no shares
Common stock Class A, $0.01 par value; authorized 30,000,000 shares; 4,812,342
and 4,677,467 issued as of December 31, 2008 and 2007, respectively	48	47
Common stock Class B, $0.01 par value; authorized 15,000,000 shares; 2,603,721
and 2,738,596 issued as of December 31, 2008 and 2007, respectively	26	27
Additional paid-in capital	65,688	65,657
Accumulated deficit	(35,548)	(33,352)
Accumulated other comprehensive loss	(9,783)	(1,908)
Total stockholders' equity	20,431	30,471
Total liabilities and stockholders' equity	$ 64,442	$ 84,645

ROCK OF AGES CORPORATION RECONCILIATION OF NON-GAAP MEASURES ($ in thousands) (Unaudited) Non-GAAP Measures

The Company utilizes certain non-GAAP measures to evaluate its performance and considers these measures important indicators of its success.  The non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP.  The non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies.  Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides additional useful information concerning the Company's operating performance.

The following sets forth a reconciliation of the Company's loss from continuing operations to income from continuing operations before Quarry inventory write-down and impairment of long‑lived assets.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31
	2008	2007	2008	2007

Loss from continuing operations - GAAP	$ (2,677)	$ (317)	$ (2,054)	$ (1,332)
Quarry inventory write-down	3,930	--	3,930	--
Impairment of long-lived assets	1,348	1,361	1,348	1,361

Income from continuing operations before Quarry
inventory write-down and impairment of long-lived assets	$ 2,601	$ 1,044	$ 3,224	$ 29

The following sets forth a reconciliation of the Company's divisional operating income to the divisional operating income before the Quarry inventory write-down:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31
	2008	2007	2008	2007

Divisional operating income (loss) - GAAP	$ (528)	$ 3,035	$ 4,241	$ 7,345
Quarry inventory write-down	3,930	--	3,930	--

Divisional operating income before Quarry inventory write-down	$ 3,402	$ 3,035	$ 8,171	$ 7,345